As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KE Holdings Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Oriental Electronic Technology Building

No. 2 Chuangye Road, Haidian District
Beijing 100086

People’s Republic of China

+86 10 5810 4689

(Address of Principal Executive Offices and Zip Code)

Pre-IPO Share Option Scheme

2020 Global Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Tao Xu	Z. Julie Gao, Esq.
Chief Financial Officer	Skadden, Arps, Slate, Meagher & Flom LLP
KE Holdings Inc.	c/o 42/F, Edinburgh Tower
Building Fudao, No.11 Kaituo Road	The Landmark
Haidian District, Beijing 100085	15 Queen’s Road Central
People’s Republic of China	Hong Kong
+86 10 5810 4689	+852 3740-4700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, par value US$0.00002 per share	77,274,075	(3)	$0.00002	(3)	$1,545.48	$0.17
Class A Ordinary Shares, par value US$0.00002 per share	206,148,958	(4)	$16.24	(4)	$3,347,859,077.92	$365,251.43
Total	283,423,033		—		$3,347,860,623.40	$365,251.59

(1).       These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each representing three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333- 241533).

(2).       Represents Class A ordinary shares issuable upon vesting or exercise of awards granted under the Pre-IPO Share Option Scheme (the “2018 Plan”) and the 2020 Global Share Incentive Plan (the “2020 Plan”, and together with the 2018 Plan, the “Plans”) as well as the Class A ordinary shares reserved for future awards under the Plans. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plans. Any Class A ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plans.

(3).       The amount to be registered represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2018 Plan and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(4).       These Class A ordinary shares are reserved for future award grants under the Plans. The total number of shares which may be issued under the 2020 Plan is initially 80,000,000 Class A ordinary shares. Beginning in 2021, on the first day of each fiscal year, the total number of shares issuable under the Plan will increase annually by 1% of the total number of shares issued and outstanding on an as-converted fully diluted basis as of December 31 of the immediately preceding fiscal year, or such lesser number of Class A ordinary shares as determined by the board of directors of the Registrant. Additional Class A ordinary shares are being registered on this registration statement to cover the additional Class A ordinary shares that may be issued under the 2020 Plan pursuant to such annual increases. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on March 8, 2021, adjusted for ADS to Class A ordinary share ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by KE Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                 The Registrant’s prospectus dated November 18, 2020 filed on November 19, 2020 (File No. 333-250116) pursuant to Rule 424 (b)(4) under the Securities Act; and

(b)                                 The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39436) filed with the Commission on August 7, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s fourth amended and restated articles of association, adopted by its shareholders on July 22, 2020, provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred by such persons in their capacity as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-240068), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on the Form F-1/A, filed with the Commission on August 12, 2020 (File No. 333-240068))

4.2

Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on the Form F-1/A, filed with the Commission on August 12, 2020 (File No. 333-240068))

4.3

Deposit Agreement among the Registrant, the Bank of New York Mellon as the depositary and holders of the American Depositary Shares dated August 12, 2020 (incorporated herein by reference to Exhibit 4.3 to the Registrant’s registration statement on the Form F-1, filed with the Commission on November 16, 2020 (File No. 333-250116))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered

10.1

Pre-IPO Share Option Scheme (incorporated herein by reference to Exhibit 10.1 to the Registrant’s registration statement on the Form F-1/A, filed with the Commission on August 12, 2020 (File No. 333-240068))

10.2

2020 Global Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s registration statement on the Form F-1/A, filed with the Commission on August 12, 2020 (File No. 333-240068))

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 15, 2021.

KE Holdings Inc.

By:	/s/ ZUO Hui
	Name:	ZUO Hui
	Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of ZUO Hui and XU Tao, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on March 15, 2021.

Signature	Title

/s/ ZUO Hui	Chairman of the Board of Directors
ZUO Hui

/s/ PENG Yongdong	Executive Director and Chief Executive Officer (Principal Executive Officer)
PENG Yongdong

/s/ SHAN Yigang	Executive Director
SHAN Yigang

/s/ XU Tao	Chief Financial Officer (Principal Financial and Accounting Officer)
XU Tao

/s/ BAO Fan	Director
BAO Fan

/s/ LI Zhaohui	Director
LI Zhaohui

/s/ CHEN Xiaohong	Director
CHEN Xiaohong

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of KE Holdings Inc. has signed this registration statement or amendment thereto in New York on March 15, 2021.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President